UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Victoria’s Secret & Co.
(Exact name of registrant as specified in its charter)

Delaware	86-3167653
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Limited Parkway East Reynoldsburg, OH	43068
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐
Securities Act registration statement file number to which this form relates (if applicable): Not applicable.
Securities to be registered pursuant to Section 12(g) of the Act: None.
N/A
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

On May 19, 2025, the Board of Directors of Victoria’s Secret & Co. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”), payable on May 29, 2025, for each share of common stock, par value $0.01 per share, of the Company outstanding on May 29, 2025, to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of May 19, 2025, between the Company and Equiniti Trust Company, LLC, as rights agent.

Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Shares”) at a price of $118.00 per one one-thousandth of a Preferred Share represented by a Right (the “Purchase Price”), subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 5.03 of the Company’s Current Report on Form 8-K filed on May 20, 2025, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Series A Preferred Stock of Victoria’s Secret & Co. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 20, 2025).

4.1	Rights Agreement, dated as of May 19, 2025, between Victoria’s Secret & Co. and Equiniti Trust Company, LLC, as rights agent (which includes the Form of Right Certificate attached as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 20, 2025).

99.1	Press Release dated May 20, 2025 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 20, 2025).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VICTORIA’S SECRET & CO.

By:	/s/ Scott Sekella
	Name:	Scott Sekella
	Title:	Chief Financial Officer

Date: May 20, 2025